Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3000 FAX (214) 880-0011
September 10, 2015

Enova International, Inc.

200 West Jackson Blvd.

Chicago, Illinois 60606

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Enova International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-199733), as originally filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2014, as subsequently amended (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 6,521,462 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) to be offered and sold by Cash America International, Inc., a Texas corporation (“Cash America”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In so acting, and as the basis for the opinions expressed herein, we have examined copies of the following documents, certified or otherwise identified to our satisfaction (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Amended and Restated Certificate of Incorporation of the Company;

3.	the Amended and Restated Bylaws of the Company;

4.	a Certificate of Existence and Good Standing issued by the Secretary of State of the State of Delaware with respect to the Company;

5.	certain resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement and the issuance of the Shares and related matters; and

September 10, 2015

6.	such other instruments, documents, corporate records, and certificates of public officials and of officers of the Company as we have deemed necessary as a basis for the opinion hereinafter set forth.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of all signatures.

Based solely upon the foregoing, and subject to the comments, assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We express no opinions herein on the laws of any jurisdiction other than of the federal laws of the United States of America and the Delaware General Corporation Laws (including judicial decisions interpreting those laws).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP

10961/10985